Exhibit 10.44

ASSET PURCHASE AGREEMENT

FOR THE ACQUISITION OF

CERTAIN ASSETS OF

Gallagher Re, Inc.

by

Aon Re, Inc.

DATED AS OF

FEBRUARY 22, 2008

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), is made and entered into as of the 22th day of February, 2008 (the “Closing Date”), by and between Gallagher Re, Inc., a Delaware corporation (the “Company”) and Aon Re, Inc., an Illinois corporation (the “Buyer”).

W I T N E S S E T H:

WHEREAS, the Company owns certain client accounts and other assets related to its reinsurance brokerage business; and

WHEREAS, the Company desires to sell to Buyer and Buyer desires to purchase from the Company such accounts and certain other assets on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements herein contained, and upon and subject to the terms and the conditions hereinafter set forth, the parties do hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

1.01 Transfer of the Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined herein), the Company shall sell, convey, assign, and transfer to the Buyer, and the Buyer shall purchase, accept and take from the Company, the following assets, properties and rights (the (“Assets”):

(a) the treaty reinsurance and certain facultative reinsurance brokerage client accounts and reinsurance treaties set forth in Schedule 1.01(a)(i) (the “Treaties”) and the “pipeline accounts” set forth in Schedule 1.01(a)(ii) (the “Prospects”));

(b) the accounts receivable and accounts payable, and cash in all custodial, trust and fiduciary accounts and brokerage payables and brokerage receivables with respect to the Treaties. Schedule 1.01(b)(i) sets forth the accounts receivable and accounts payable, and cash in all custodial, trust and fiduciary accounts and Schedule 1.01(b)(ii) sets forth brokerage payables and receivables as of December 31, 2007. The Company agrees to deliver to Buyer the information set forth on Schedules 1.01(b)(i) and 1.01(b)(ii) updated as of the Closing Date within 30 days following the Closing Date;

(c) all of the rights and benefits in and to all contracts set forth on Schedule 1.01(c);

(d) the Company’s rights to receive revenue, fees, income or payments and any other entitlements and rights of every kind and nature whatsoever to receive money or payments with respect to Treaties, Prospects and contracts set out in Schedule 1.01(c);

(e) originals or copies of all of the business records that arise from or which are used in connection with the Assets referred to in Schedules 1.01(a) through 1.01(f), including customer lists, accounting records (including ancillary records, paid invoices and work papers related thereto), correspondence, computer and billing tapes, files, research data, and other records, and business records required for Buyer to perform its run-off service obligations pursuant to Section 1.03(c); and

(f) all claims of the Company against third parties relating to the Assets, whether choate or inchoate, known or unknown, contingent or noncontingent.

1.02 Excluded Assets. Notwithstanding anything herein to the contrary, the Assets shall not include the following assets, properties and/or rights (the “Excluded Assets”), which shall remain the property of the Company after the Closing Date:

(a) all personnel records and other records pertaining to the Assets or the Transferring Employees that the Company is required by law to retain in its possession;

(b) all claims for the refund of taxes and other governmental charges of whatever nature arising from periods prior to the Closing Date; and

(c) any assets, properties or rights of the Company not described in Section 1.01.

1.03 Assumed Liabilities. Unless otherwise provided herein, the Buyer hereby assumes only the following liabilities of the Seller (the “Assumed Liabilities”):

(a) except as otherwise provided in this Agreement (including Section 1.02 and 1.04), Buyer hereby agrees that on or after the Closing Date it will assume and undertake to pay, satisfy and discharge when due the (i) liabilities, obligations and commitments of the Company arising out of any contract which is part of the Assets, including the accounts payable set forth in Schedule 1.01(b) and (ii) any premiums, commissions and fees arising out of transactions occurring after the Closing Date, but only with respect to the clients, accounts and contracts set forth on Schedule 1.01(a)(i);

(b) the liabilities and obligations relating to employees and employee benefits but only to the extent set forth in Section 5.03; and

(c) run-off services for current and prior years with respect of clients that have an in-force treaty among the Treaties for the same class of business as the in-force treaty. For purposes of this sub-section (c), “class(es) of business” are: (a) property& casualty treaty; (b) accident & health treaty; and (c) property facultative. Further, “clients”, for property facultative, refers to “Insured Name” as used in Schedule 1.01(a)(i).

1.04 Excluded Liabilities. Except as set forth in Section 1.03 or as otherwise expressly provided in this Agreement, the Buyer shall not assume any obligation or liability of the Company including, but not limited to the following:

(a) liability for taxes or other governmental charges, fees or assessments of the Company or related to the Assets for the period ending on or before the Closing Date;

(b) the Company’s obligation, if any, to pay any tax or other governmental charges, fees or assessments with respect to the sale of the Assets;

(c) any suits, employee claims, including claims by Transferring Employees, causes of action or other claims or losses, however or whenever asserted, that relate to or are in any way connected with or arise from events occurring before the Closing Date;

(d) any suits, causes of action or obligations, or other claims or losses, however and whenever asserted, relating to performance under a contract that is a part of the Assets that relate to or are in any way connected with or arise from events occurring before the Closing Date;

(e) the Company’s liabilities for failure to comply with any applicable law prior to the Closing Date;

(f) any liability for errors or omissions brought by third parties allegedly committed in connection with the Assets by employees (including Transferring Employees), agents, consultants or representatives of Company arising from acts or omissions at any time prior to the Closing Date;

(g) any premiums, commissions and fees arising out of transactions occurring after the Closing Date not related to the clients, accounts and contracts set forth on Schedule 1.01(a)(i); and

(h) any liability arising out of, or in connection with, any Excluded Asset.

ARTICLE II

PURCHASE PRICE; CLOSING

2.01 Purchase Price. The aggregate purchase price for the Assets (the “Initial Purchase Price”) shall be (a) Twelve Million Dollars ($12,000,000) which shall be paid by the Buyer in cash to the Company at the Closing, plus (b) the “Contingent Purchase Price”.

2.02 Contingent Purchase Price. Buyer shall pay the Company a Contingent Purchase Price computed in accordance with and subject to each of the conditions of Exhibit A of this Agreement, which is hereby incorporated by reference in, and made a part of this Agreement.

2.03 Allocation. The Buyer and the Company agree to file their federal and state income tax returns on the basis of the allocation to be agreed by the parties within 90 days following the Closing Date and that neither shall thereafter take a tax return position inconsistent with such allocation unless such inconsistent position shall arise out of or through an audit or other inquiry or examination by the Internal Revenue Service or other taxing authority.

2.04 Manner of Effecting Sale. The sale, conveyance, transfer, assignment and delivery of the Assets by the Company to the Buyer shall be effected by such bills of sale, endorsements, assignments, transfers and other instruments of transfer in such form as the Buyer shall reasonably request.

2.05 Closing. The Closing shall take place on the Closing Date.

2.05 Method of Payment. All monetary payments from one party to another under this Agreement shall be made by wire transfer of immediately available federal funds to an account designated in writing by the party receiving such payment.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Buyer as follows:

3.01 Organization and Authorization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite power and authority, corporate or otherwise, to carry on and conduct its business as it is now being conducted and to own or lease its properties and assets. The Company is duly qualified and in good standing in every state of the United States in which the conduct of its business or the ownership of the Assets requires it to be so qualified.

(b) The Company has the right, power and capacity to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and constitutes the Company’s legal, valid and binding obligation, enforceable in accordance with their terms.

3.02 No Conflict. The execution and delivery of this Agreement by the Company, the consummation of the transactions contemplated hereby, and the performance of the covenants and agreements of the Company will not, with or without the giving of notice or the lapse of time, or both, (a) violate or conflict with any of the provisions of any charter document or bylaw of the Company; (b) violate, conflict with or result in a material breach or material default under or cause termination of any material term or condition of any contract set forth in Schedule 1.01(c) ; (c) violate any provision of material law, statute, regulation, court order or ruling of any governmental authority, to which the Company is a party or by which it or its properties may be bound; or (d) result in the creation or imposition of any lien, claim, charge, restriction, security interest or encumbrance of any kind whatsoever upon any Asset.

3.03 Required Consents and Approvals. No material consent or approval is required by virtue of the execution hereof by the Company or the consummation of any of the transactions contemplated herein by the Company to avoid the violation or breach of, or the default under, or the creation of a lien on the Assets pursuant to the terms of, any regulation, order, decree or award of any court or governmental agency or any lease, agreement, contract, mortgage, note, license, or any other instrument to which the Company is a party or to which it or any Asset is subject.

3.04 No Violation of Law. The Company is not, has not been in material violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, of any governmental body, agency or authority or court binding on it, or that would have an adverse effect on any Asset.

3.05 Certain Schedules True and Correct. The amount of accounts receivable and accounts payable and the amount of cash in custodial, trust or fiduciary accounts set forth in Schedule 1.01(b) on the Closing Date and as updated as provided in Section 1.01(b) are, and shall be, true and correct, and shall in the aggregate net to $0.

3.06 Litigation. Schedule 3.06 (a) sets forth all litigation, claims, suits, actions, investigations, or proceedings or arbitrations, pending, or to the knowledge of the Company, threatened, before any court, commission, arbitration tribunal, or judicial, governmental or administrative department, body, agency, administrator or official, against the Company relating to or involving any of the Assets.

3.07 Employees.

(a) Schedule 3.07 sets forth the names of those employees of the Company to whom Buyer intends to offer employment effective as of the Closing. To the knowledge of the Company, no such employee has notified the Company of such employee’s intention to terminate his or her employment relationship with the Company as a result of the transactions contemplated herein or otherwise. All such employees who accept Buyer’s offer of employment shall be considered “Transferring Employees”.

(b) To the knowledge of the Company, each Transferring Employees who is a foreign national is authorized to be present and employed in the United States.

3.08 Title to Assets. The Company (i) has good and valid title to all of the Assets; (ii) owns the Assets free and clear of all liens, mortgages, pledges, reservation, restriction, security interest, title retention or other security arrangement, default of title, infringement or any adverse right or charge (collectively, “Liens”); and (iii) will, upon the Closing, convey good and valid title to the Assets to the Buyer free and clear of any and all Liens.

3.09 Contracts. (a) Each contract set forth in Schedule 1.01(c) is in full force and effect and a copy has been made available to Buyer.

(b) To the knowledge of the Company, with respect to the Company’s performance of its obligations under the contracts set forth in Schedule 1.01(c), no event of default or non-compliance, or event which with the passage of time, giving notice or both, would constitute such an event or default of non-compliance, has occurred or is continuing under any such contract which would have an adverse effect on any Asset. To the knowledge of the Company, with respect to the performance by any other party of its obligations under such contracts, no event of default or non-compliance, or event which with the passage of time, giving of notice or both, would constitute such an event of default or non-compliance, has occurred or is continuing under any such contract.

3.10 Accuracy of Records. Information in the Records is complete and accurate. “Records” as used in this Section shall mean the Company’s books and records relating to the Assets and the business related thereto (including the books and records related to the run-off Buyer is obligated to service pursuant to Section 1.03(c), and all such books and records in relation to clients, underwriters third party administrators, service providers, and all related financial accounting records.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Company as follows:

4.01 Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of Illinois and has all requisite corporate power and authority to effect the transactions contemplated hereunder.

4.02 Authorization. The Buyer has the right, power and capacity to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes the Buyer’s legal, valid and binding obligation, enforceable in accordance with their terms.

4.03 No Conflict. The execution and delivery of this Agreement by the Buyer, the consummation of the transactions contemplated herein and therein by the Buyer, and the performance of the covenants and agreements of the Buyer will not, with or without the giving of notice or the lapse of time, or both, (a) violate or conflict with any of the provisions of any charter document or bylaw of the Buyer; (b) violate, conflict with or result in material breach or default under or cause termination of any term or condition of any mortgage, indenture, contract, license, permit, instrument, trust document, or other agreement, document or instrument to which the Buyer is a party or by which the Buyer or any of its properties may be bound; or (c) violate any provision of any material law, statute, rule, regulation, court order, judgment or decree, or ruling of any governmental authority, to which the Buyer is a party or by which the Buyer or its properties may be bound.

ARTICLE V

COVENANTS OF THE PARTIES

The Company and the Buyer, respectively, hereby covenant to and agree with one another as follows:

5.01 Approvals of Third Parties; Satisfaction of Conditions to Closing. If any consent or approval is not obtained prior to or on the Closing Date, and such consent or approval relates to the transfer or assignment to the Buyer of a contract or other agreement that constitutes an Asset, the Company shall hold such contract in trust for the use and benefit of the Buyer, and shall take such other action as may be reasonably requested by the Buyer in order to place the Buyer in the same position as if such consents or approvals had been obtained.

5.02 Publicity. Company and Buyer agree that no public release or announcement concerning the transactions contemplated hereby shall be issued by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld). The provisions of Confidentiality Agreement dated November 21, 2007 and between Arthur J. Gallagher & Co. and Aon Corporation (the “CA”) shall remain in full force and effect.

5.03 Employee Matters.

(a) Except as otherwise specifically set forth herein, neither Buyer nor any of its affiliates shall adopt, assume or otherwise become responsible for, either primarily or as a successor employer, any assets, liabilities or obligations of any Company employee benefit or pension plans, arrangements, commitments or policies currently provided by the Company in connection with any Transferring Employee.

(b) The Company hereby consents to the hiring by the Buyer of the Transferring Employees and waives, with respect to the employment by Buyer of such employees, any claims or rights the Company may have against Buyer or any such employee under any non-competition or employment agreement but only to the extent those agreements would preclude such employment by Buyer or limit the ability of such employee to perform brokerage services on Buyer’s behalf or use confidential information of the Company in connection with the performing services in respect of the Assets.

(c) The Company or one of its affiliates shall retain responsibility under the Company welfare benefit plans in which the Transferring Employees participate with respect to all amounts that are payable by reason of, or in connection with, any and all welfare benefit claims made by the Transferring Employees and their eligible dependents but only to the extent the claims were incurred on or prior to the Closing Date. If the Transferring Employee elects to participate in a welfare benefit plan offered by Buyer or its affiliates, Buyer and its affiliates shall be responsible for all other welfare benefit claims made by the Transferring Employees and their eligible dependents to the extent such claims are incurred after the Closing and covered under terms of Buyer’s welfare benefit plans.

(d) To the extent that service is relevant for purposes of eligibility and vesting (and, in order to calculate the amount of any vacation where applicable, severance and similar benefits, and defined contribution benefits, but not for purposes of benefit accruals or vesting under any defined benefit program ) under any of Buyer and its affiliates programs offered for the benefit of the Transferring Employees, following the Closing such plans, programs or arrangements shall credit such Transferring Employees for service earned on and prior to the Closing Date with the Seller, any of its affiliates or any of their respective predecessors in addition to the service earned with Buyer or any of Buyer’s affiliates after the Closing Date. In no event shall Transferring Employees participate in any defined benefit pension plan sponsored by the Buyer and its affiliates.

(e) Following the Closing Date, Buyer shall, or shall cause its affiliates to, waive limitations on eligibility, enrollment and benefits relating to any preexisting medical conditions of the Transferring Employees and their eligible dependents to the extent such pre-existing medical conditions were covered under a plan of the Company.

(f) Following the Closing Date. Buyer shall, or shall cause an affiliate to, offer continuation health care coverage to all Transferring Employees and their qualified beneficiaries, regardless of when a “qualifying event” occurs, in accordance with the continuation health care coverage requirements of Section 4980B of the Code and Title 1, Subtitle B, Part 6 of ERISA (“COBRA”) with respect to claims incurred at any time on or after the Closing Date.

(g) Buyer shall not be responsible for any liabilities or obligations under the Worker Adjustment and Retraining Notification Act and similar state and local rules, statutes and ordinances resulting from any actions taken by Seller or its affiliates on or before the Closing Date pursuant to this Agreement.

(h) Buyer shall assume as part of this transaction all liability for unpaid vacation pay accrued between January 1, 2008 and the Closing Date for Transferring Employees prior to the Closing Date. Company shall have no further liability for vacation pay for Transferring Employees.

5.04 Non-competition.

The Company shall comply with the following covenants:

(a) For a period of five (5) years following the Closing, the Company shall not, and shall cause its affiliates not to solicit any Transferring Employees to leave the employ of Buyer or its affiliates or violate the terms of their contracts, or any employment arrangements, with Buyer or its affiliates, provided, however, that the Company or any of its affiliates may solicit any such employees who are involuntarily discharged by Buyer or its affiliates.

(b) For a period of five (5) years following the Closing (the “Restricted Period”), the Company and its affiliates shall continue to have the right to engage only in the following (“Acceptable Activities”):

(i) continue to engage in the traditional treaty reinsurance brokerage business for current clients operating out of Global Risks unit in the United Kingdom;

(ii) place reinsurance arising directly out of its United States advisory practice engaged in consultative services to small and mid-size insurance companies, MGAs/MGUs and program managers;

(iii) place reinsurance in connection with its retail and wholesale property and casualty insurance brokerage operations services for pools, captives, MGAs/MGUs and program managers, and other alternative risk mechanisms;

(iv) place reinsurance in connection with its current and future operations outside of the United States and the United Kingdom;

(v) place facultative reinsurance; and

(vi) place reinsurance which is a part of any acquisition; provided however, the Company shall not make such an acquisition if the acquired company’s annual revenues derived from traditional treaty reinsurance brokerage is more than $10,000,000 and a majority of the acquired company’s annual revenues is derived from traditional reinsurance brokerage; provided further, that the acquired company shall only engage in Acceptable Activities.

Provided, however, in no event will the Company engage in the following (the “Prohibited Activities”):

(vii) use the name Gallagher Re (or any variant thereof involving the use of the name Gallagher and implying the conduct of reinsurance brokerage business) for any purpose whatsoever during the Restricted Period, including for the avoidance of doubt with respect to the Acceptable Activities;

(viii) solicit or accept business of the Treaties; and

(ix) for a period of two (2) years following the Closing Date, solicit or accept United States or United Kingdom domiciled traditional treaty ceded reinsurance brokerage business in excess of $10,000,000 in ceded premium per treaty.

(c) Dispute Resolution. Prior to the Buyer commencing legal action to enforce its rights under this Section 5.04, the Company and the Buyer shall negotiate in good faith to resolve any dispute with J. Patrick Gallagher and Paul Davies representing the Company and the Buyer, respectively, in such negotiations. In the event either Mr. Gallagher or Mr. Davies is no longer employed by the Company or the Buyer, respectively, the Company or the Buyer, as the case may be, shall appoint a successor who is a senior officer of their respective parent companies.

(d) Specific Relief. The Company agrees that Buyer’s remedy at law for any breach of this Section is inadequate and that in the event of any such breach or violation, Buyer shall be entitled to seek injunctive relief in addition to any other remedy at law, in equity or under this Agreement to which Buyer may be entitled. Without limiting the generality of the preceding sentence, the parties acknowledge and agree that it is impossible to measure in monies all of the damages that would accrue to Buyer by reason of any breach of this Section. The Company agrees not to claim that an adequate remedy at law exists in any action or proceeding that may in the future be commenced by Buyer to enforce such provisions.

(e) Certain Activities. From and after the Closing the Company promptly shall forward or refer to Buyer: (A) any orders, inquiries or other communications received by the Company or any of its affiliates from clients or other parties with respect to or otherwise relating to the Assets; and (B) in the form received, any payments which the Company or any of its affiliates may receive (such as payments of accounts receivable) which are included in the Assets or which are proceeds thereof.

5.05 Payment of Stay Bonuses. The Company shall make available a pool equal to $1,182,051 for the purpose of the Buyer making payment of stay bonuses to certain of the Transferring Employees set forth on Schedule 5.05(a) hereto, in the amounts set forth opposite therein for each individual. The stay bonus pool shall be paid by the Company to Buyer at Closing and the payment shall be netted against the Initial Purchase Price. Any stay bonus not paid to an eligible Transferring Employee pursuant to the terms of the stay bonus arrangements for such Transferring Employee shall be returned to the Company and added to the Initial Contingent Purchase Price if known by that date, or added to the subsequent Contingent Purchase Price payment .

5.06 Litigation Support; Access to Records. In the event and for so long as any party hereto actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing involving the Company, the other party will cooperate with the contesting or defending party and its counsel in the contest or defense, make available its personnel (including the Transferring Employees), and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending Party is entitled to indemnification therefor under Article VI below).

For a period of six years after the Closing Date, the Company and its representatives shall have reasonable access to all of the books and records relating to the transactions contemplated by this Agreement which Buyer or any of their affiliates may retain after the Closing. Such access shall be afforded by Buyer and their affiliates upon receipt of reasonable advance notice and during normal business hours. The Company shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 6.07. If Buyer or any of their affiliates shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Buyer shall, prior to such disposition, give the Company a reasonable opportunity, at the Company’s expense, to segregate and remove such books and records as the Company may select.

5.07 Transition of Business After Closing; Cooperation. The Company shall use all commercially reasonable efforts and take all actions necessary to cooperate fully with Buyer, to transfer the Assets and related administration to Buyer as soon as practicable after the Closing. In addition, Buyer shall provide all services necessary, including run-off services, such as, but not limited to, claims processing, premium processing, IT, accounting, contract wording and collections, to ensure that services to clients are not reduced or disrupted, for 90 days following the Closing Date. The Company shall retain, at Company’s cost, the individuals set forth on Schedule 5.07 for 90 days after Closing to work primarily on such transfer. The Company shall incur the costs for such retained employees for the first 60 days and the and the Buyer shall pay the Company for such individual’s salary, benefits and any retention bonus that the Company would be contractually obligated to pay for the 61st through the 90th day following the Closing Date. Transition services performed by Company employees provided pursuant to this Section shall be performed under the direction of the Buyer. Representatives of the Company and Buyer shall meet immediately after Closing and periodically thereafter as is necessary to ensure the most efficient and expeditious transfer of services related to the Assets. The Company’s obligation to retain employees following the Closing Date as set forth in this Section shall be subject to the employee’s right to terminate their employment at any time and Company’s right to terminate the employment of such employees in the event the Company terminates their employment for Cause. “Cause” shall mean:

(a) Conviction (including a plea of guilty or no contest) of a crime involving moral turpitude or a felony;

(b) Malfeasance in connection with his or her employment or neglect of his or her duties after written notification thereof by Gallagher or its successor, which notice shall specify the alleged instances of neglect of his or her duty, and shall provide such employee with 5 business days in which to remedy such neglect, if it is subject to being remedied;

(c) Breach of this Agreement or any other agreement governing the terms, conditions and benefits of his or her employment entered into with Gallagher; or

(d) His or her personally engaging in knowing and intentional illegal conduct which is injurious to Gallagher or its affiliates.

5.08 Right to Direct Enforcement of Noncompetes. Where either the Buyer or the Seller has reasonable grounds to believe that a Seller employee may act, or has acted, in breach of any post-employment restrictive covenant, the Seller shall take such steps as Buyer reasonably requests to enforce such restrictive covenant, at Buyer’s cost and expense. For the purposes of this Section post-employment restrictive covenant shall mean any contractual obligation owed to Seller that would restrict a Seller employee’s actions after his or her employment has ended.

ARTICLE VI

INDEMNIFICATION

6.01 Indemnification Generally.

(a) Except as otherwise limited by this Article VI, the Company shall, indemnify, reimburse and hold harmless the Buyer, from and against any and all claims, losses, liabilities, damages, costs (including court costs) and expenses (including reasonable attorneys’ and accountants’ fees) (hereinafter “Loss” or “Losses”) asserted against, imposed upon, suffered by or incurred by Buyer as a result of, or with respect to, or arising from (i) any breach or inaccuracy of any representation or warranty of the Company; (ii) any breach of or noncompliance by the Company with any covenant or agreement of the Company contained in this Agreement; (iii) any and all liabilities and obligations of the Company, whether accrued, absolute, contingent, known, unknown or otherwise, which the Buyer does not expressly assume pursuant to this Agreement, including but not limited to liabilities arising from the Excluded Assets and the Excluded Liabilities; (iv) failure to recover receivables set forth on Schedule 1.01(b) after Buyer shall have made commercially reasonable efforts to effect collection; provided, however, the Company shall not be liable to Buyer under Section 6.01(a)(i) (other than with respect to Section 3.05) until the amount of such Losses exceeds in the aggregate $150,000 and then only for such Losses in the aggregate in excess of $150,000 up to $5,000,000 (the “Cap”); provided further, that the Cap shall not apply to Section 3.10.

(b) Except as otherwise limited by this Article VI, the Buyer shall, indemnify, reimburse and hold harmless the Company from and against any and all claims, losses, liabilities, damages, costs (including court costs) and expenses (including reasonable attorneys’ and accountants’ fees) (hereinafter “Loss” or “Losses”) asserted against, imposed upon, suffered by or incurred by the Company as a result of, or with respect to, or arising from (i) any breach or inaccuracy of any representation or warranty of the Buyer; (ii) any breach of or noncompliance by the Buyer with any covenant or agreement of the Buyer contained in this Agreement; (iii) any and all liabilities and obligations of the Buyer, whether accrued, absolute, contingent, known, unknown or otherwise, which the Buyer expressly assumes at the Closing, including but not limited to liabilities arising after the Closing from the Assets and the Assumed Liabilities.

(c) Buyer shall have the right to offset against any payment due the Company under Section 2.02 any unpaid Loss for which the Company is obligated to indemnify Buyer under Section 6.01, subject to the provisions of Section 6.02 regarding the calculation of such Loss.

6.02 Indemnity Claims. The representations and warranties of the parties contained herein or in connection herewith shall not be extinguished by the Closing but shall survive the Closing and shall remain in effect for a period of eighteen months following the

Closing Date. In calculating the amount of any Losses subject to indemnification under Section 6.01(a)(i) and 6.01(b)(i), the amount of such Losses: (a) shall not be duplicative of any other Loss for which an indemnification claim has been made, (b) shall be computed net of any amounts actually recovered by the indemnified party under any insurance policy, indemnification right or otherwise with respect to such Losses; and (c) shall be reduced by any tax benefit actually realized as a result of any such Loss. If the indemnifying parties pay an indemnified party for a claim and subsequently insurance, indemnification or other proceeds in respect of such claim are collected by the indemnified party or tax benefits as described herein are actually realized as a result of such loss, then the indemnified party promptly shall remit the insurance, indemnification or other proceeds or an amount equal to the actually realized tax benefit, to the indemnifying party (to the extent such proceeds or benefits do not exceed the amount of the indemnification payment). Indemnification payments made pursuant to Section 6.01(a)(i) shall be treated as adjustments to the purchase price; all other indemnification payments shall be treated as an ordinary expense.

6.03 Notice of Claim. Any party seeking indemnification shall notify the other party, in writing, of any claim for indemnification, specifying in reasonable detail the nature of the loss, and, if known, the amount, or an estimate of the amount, of the liability arising therefrom. The indemnified party shall provide to the other party as promptly as practicable thereafter such information and documentation as may be reasonably requested by the other party to support and verify the claim asserted, so long as such disclosure would not violate the attorney-client privilege of the either party.

6.04 Defense. If the facts pertaining to a loss arise out of the claim of any third party, or if there is any claim against a third party available by virtue of the circumstances of the Loss, the “Indemnifying Party” may assume the defense or the prosecution thereof by prompt written notice to the Indemnified Party, including the employment of counsel or accountants, at its cost and expense. The Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate therein, but the fees and expenses of such counsel employed by the Indemnified Party shall be at their expense. The Indemnifying Party shall not be liable for any settlement of any such claim effected without its prior written consent, which shall not be unreasonably withheld; provided that if the Indemnifying Party does not assume the defense or prosecution of a claim as provided above within thirty (30) days after notice thereof, the Indemnified Party may settle such claim without the Indemnifying Party’s consent. The Indemnifying Party shall not agree to a settlement of any claim which provides for any relief other than the payment of monetary damages or which could have a material precedential impact or effect on the business or financial condition of any Indemnified Party without the Indemnified Party’s prior written consent. Whether or not the Indemnifying Party chooses to so defend or prosecute such claim, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith. The Indemnifying Party shall be subrogated to all rights and remedies of the Indemnifying Party.

ARTICLE VII

MISCELLANEOUS

7.01 Bulk Sales Law. The Buyer hereby waives compliance by the Company with the provisions of the bulk sales law of any state, and the Company covenants and agrees to pay and discharge when due all claims of creditors which could be asserted against the Buyer by reason of such non-compliance to the extent such liabilities are not assumed by the Buyer under this Agreement.

7.02 No Liens Created. This Agreement shall not be construed to create any lien or encumbrance on any of the Assets, or to create any rights in any third persons or to indicate that the Buyer is assuming any liabilities of the Company.

7.03 Entire Agreement. This Agreement and the CA (including the Schedules and Exhibits, which are incorporated herein) constitutes the sole understanding of the parties with respect to the subject matter hereof; provided, however, that this provision is not intended to abrogate any other written agreement between the parties executed with or after this Agreement.

7.04 Amendment. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto.

7.05 Parties Bound by Agreement; Successors and Assigns. The terms, conditions and obligations of this Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective successors and assigns thereof. Without the prior written consent of the Buyer nor the Company may not assign its rights, duties or obligations hereunder or any part thereof to any other person or entity. The Buyer may assign its rights and duties hereunder in whole or in part (before or after the Closing) to one or more entities but if it does so, it shall remain liable for all the Buyer’s obligations hereunder.

7.06 Counterparts and Facsimile. This Agreement may be executed in multiple counterparts, each of which shall for all purposes be deemed to be an original and all of which, when taken together, shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile.

7.07 Headings. The headings of the Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

7.08 Modification and Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar).

7.09 Expenses. Except as otherwise provided herein, the Company and the Buyer shall each pay all costs and expenses incurred by each of them, or on their behalf respectively, in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of their own financial consultants, accountants and counsel.

7.10 Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party hereto shall be in writing and sent by facsimile or delivered personally or sent by registered or certified mail (including by overnight courier or express mail service), postage or fees prepaid,

if to the Company to:	Arthur J. Gallagher & Co.
The Gallagher Centre
Two Pierce Place
Itasca, Illinois 60143
Attention: Walter Bay, General Counsel Telefax No.: 630-285-3483

if to Buyer to:	Aon Re, Inc.
200 East Randolph Street
Chicago, Illinois 60601
Attention: Richard E. Barry, Deputy General Counsel
Telefax No.: (312) 381-6165 Copy to: dick_barry@aon.com

or at such other address for a party as shall be specified by like notice. Any notice sent by facsimile shall be deemed to have been duly given to the party to whom it is sent upon written confirmation of receipt, provided that a copy of such fax is delivered personally or mailed to the recipient within one business day of the date of the fax, in the manner herein provided. Any notice which is delivered personally in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or the office of such party. Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the fourth business day after the day it is so placed in the mail or, if earlier, the time of actual receipt.

7.11 Governing Law; Jurisdiction. This Agreement shall be construed in accordance with and governed by the laws of the State of Illinois without giving effect to the principles of conflicts of law thereof. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to Section 5.04 of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect hereof, brought by the other party hereto or its successors or assigns may be brought and determined in state or federal courts sitting in the State of Illinois, and each party hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of a motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to Section 5.04 of this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

7.12 Knowledge. As used herein, the terms “the Company’s knowledge” or “to the knowledge of the Company” shall mean the knowledge of any senior officer of the Company. As used herein, the terms “the Buyer’s knowledge” or “to the knowledge of the Buyer” shall mean the knowledge of any senior officer of the Buyer.

7.13 No Third Party Beneficiaries. With the exception of the parties to this Agreement and the Protected Parties, there shall exist no right of any person to claim a beneficial interest in this Agreement or any rights occurring by virtue of this Agreement.

7.14 Including. Words of inclusion shall not be construed as terms of limitation herein, so that references to “included” matters shall be regarded as non exclusive, non characterizing illustrations.

7.15 Gender and Number. Where the context requires, the use of a pronoun of one gender or the neuter is to be deemed to include a pronoun of the appropriate gender, singular words are to be deemed to include the plural, and vice versa.

7.16 References. Whenever reference is made in this Agreement to any Article, Section, Schedule or Exhibit, such reference shall be deemed to apply to the specified Article or Section of this Agreement or the specified Schedule or Exhibit to this Agreement.

7.17 Severability. In case any one or more of the provisions contained in this Agreement should be found by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect against any party hereto, such invalidity, illegality, or unenforceability shall only apply to such party in the specific jurisdiction where such judgment shall be made, and the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, except that this Agreement shall not be reformed in any way that will deny to any party the essential benefits of this Agreement, unless such party waives in writing its rights to such benefits.

7.18 Further Assurances. Each of the parties hereto will use its reasonable good faith efforts to take all actions and to do all things necessary, proper or advisable following the Closing to consummate and effectuate the transactions contemplated by this Agreement.

7.19 Ordinary Course of Business. “Ordinary Course of Business” means, with respect to actions and operations conducted by the Company, actions and operations that are (a) consistent with the past practices of the Company as they relate to the Assets, (b) taken in the ordinary course of the normal, day-to-day operations of the business.

7.20 Dispute Resolution. (a) Except as set forth in Section 2.02 herein or relating to matters set forth in Section 5.04,, in the event of any dispute, controversy or claim between the parties hereto arising out of or relating to this Agreement, including any dispute as to the construction, validity, enforceability or breach of this Agreement or the arbitrability of any issue arising hereunder (each a “dispute”), representatives of the parties shall meet at a place mutually agreed upon by such parties as soon as reasonably possible (but not later than ten (10) days after notice from any party hereto to the other that the party giving notice has such a dispute) and shall enter into good faith negotiations aimed at resolving the dispute. If they are unable to resolve the dispute in a mutually satisfactory manner within (10) business days from the date of such meeting, they shall proceed as set forth below. (b) First, the parties shall endeavor to: (i) choose a mutually acceptable alternative dispute resolution (“ADR”) mechanism, including without limitation choosing one or more third party arbitrators; and (ii) set forth the general framework for the ADR process. If the parties are unable to agree to a mutually acceptable ADR mechanism within ten (10) business days from the date of the initial proposal from any party with respect thereto, the parties shall, upon written notice from either party to the other, enter into binding arbitration as set forth below.

(c) All disputes among the parties arising out of or relating to this Agreement that are not resolved by good faith negotiations between the parties or by an ADR mechanism as set forth above shall be resolved solely by binding arbitration pursuant to the United States Arbitration Act, 9 U.S.C. Section 1 et seq. Either party may commence arbitration proceedings at any time after the fifth day after delivery of notice from one party to the other of the inability of the parties to agree upon a mutually acceptable ADR mechanism as set forth above.

(d) Any arbitration shall be conducted in the Chicago, Illinois metropolitan area (or such other area mutually agreeable to all parties) before a single arbitrator mutually selected by the parties thereto or, in the event the parties shall fail to agree on such an arbitrator within fifteen (15) business days after initiation of the arbitration, by a three-person panel, in either case acting pursuant to the Commercial Arbitration Rules and, if applicable at such time, the Streamlined Arbitration Rules and Procedures then in effect of the American Arbitration Association (“AAA”). Any three person arbitration panel shall consist of one arbitrator selected by each disputing party within ten (10) business days of the expiration of the fifteen (15) business day period, as provided herein, and one arbitrator (who shall become the presiding arbitrator) selected by the first two arbitrators within ten (10) business days of the second of the first two arbitrators’ acceptances to act as arbitrators. In the event that any disputing party shall fail to appoint timely an arbitrator, or in the event that the first two arbitrators fail to reach agreement within ten (10) business days as to the presiding arbitrator, any disputing party may request the AAA to appoint such arbitrator. Before submitting a list of potential arbitrators to the parties for their consideration, the AAA shall consult with each party to discuss the applicable qualifications for the proposed arbitrators. Each arbitrator shall be a currently licensed lawyer in the United States of America with at least ten (10) years’ experience.

(e) Unless otherwise agreed by the disputing parties or otherwise ordered by the arbitrator/panel in accordance with the applicable AAA rules prior to the commencement of the arbitration:

(i) The parties shall commence arbitration proceedings within sixty (60) days of the selection of the presiding arbitrator.

(ii) Each party shall have the right to conduct discovery, including through request for documents and depositions, as the parties may agree or the arbitrator/panel may order. The presentation of evidence and all discovery shall be controlled by the arbitrator/panel. The arbitrators shall have the right to employ experts to assist them in any arbitration proceeding.

(iii) The arbitrator(s) shall be and remain at all times wholly independent and neutral.

(iv) The decision of the arbitrator/panel shall be reduced to writing, set forth any damages or other remedy (including equitable relief) awarded by the arbitrator/panel, and include, if the parties so agree and advise the arbitrator/panel in writing prior to the rendition of the award, the arbitrator/panel’s findings of fact and conclusion of law.

(v) The award shall be made on an expedited basis.

(vi) The award shall include as part of the arbitrator/panel’s determination the responsibility among the parties for payment of the arbitrator/panel’s fees and expenses, and the prevailing party on any issue in dispute shall be entitled to recover from the other party all fees and expenses (including reasonable attorneys’ and other professionals’ fees and disbursements) incurred in pursuing such issue if the arbitrator/panel, in its discretion, determines that such an award is warranted, but in no event shall such recovery exceed the amount paid on its own behalf by the losing party with respect to such issue.

(vii) The award shall be final and binding upon the parties, without any further right of appeal absent fraud or intentional malfeasance by the arbitrator/panel, and may be entered for enforcement in any court of competent jurisdiction or an application may be made to any such court for a judicial acceptance of such award and an order of enforcement, as applicable. Any award shall be promptly paid by the losing party to the prevailing party, free of deduction or offset except as provided for in the award, with interest thereon at the rate of 2% per annum above the prime rate from the date of any breach or violation of this Agreement (as determined as part of the award) to but not including the date of payment. To the extent allowed by applicable law, any losing party resisting payment of any such award shall also be responsible for reimbursing the prevailing party for any fees and expenses incurred by such prevailing party incident to the enforcement thereof.

(f) Each party will participate in any such arbitration in good faith and will (and will cause its representatives, employees and affiliates to, and will request each participant in any ADR mechanism and each arbitrator to) hold the existence, content and result of any dispute in confidence except to the extent that disclosure of any such information is required by law.

(g) The arbitration will proceed in the absence of a disputing party who, after due notice, fails to answer or appear. An award shall not be made solely upon the default of any such party, but the arbitrator/panel shall require each party that is present to submit such evidence as the arbitrator/panel may determine is reasonably necessary to make an award.

(h) If an arbitrator, whether sole or part of a panel, should withdraw, die or otherwise become incapable of serving, or should such arbitrator refuse to serve, a successor arbitrator shall be selected and appointed in the same manner as the original arbitrator and, subject to the rules applicable to the ADR process or arbitration applicable in such circumstances, the dispute resolution process shall continue.

(i) This provision shall be a complete defense to any suit, action or proceeding instituted before any court or agency with respect to any matter resolvable hereunder, provided, however, that, notwithstanding this provision, any party may seek interim judicial relief in aid of ADR or arbitration, to prevent a violation of this Agreement pending ADR or arbitration or to enforce any ADR or arbitration award.

(Remainder of the page intentionally left blank; signatures on the following page)

IN WITNESS WHEREOF, each of the parties hereto has duly executed and delivered this Agreement as of the date first above written.

BUYER:
Aon Re, Inc.
By:	/s/ Richard E. Barry
Name:	Richard E. Barry
Title:	Vice President
COMPANY:
Gallagher Re, Inc.
By:	/s/ David E. McGurn, Jr.
Name:	David E. McGurn, Jr.
Title:	Chief Executive Officer

Payment of Losses (as defined herein) are hereby unconditionally and irrevocably guaranteed by Arthur J. Gallagher & Co.

By:	/s/ J. Patrick Gallagher, Jr.
Title:	President and Chief Executive Officer

EXHIBIT A

Contingent Purchase Price

1. There shall be payable to the Company a Contingent Purchase Price, in accordance with this Exhibit as follows:,

2a. UK Aggregate Seller Revenue shall be calculated pursuant to the provisions of Schedule 2 of the Agreement for the Sale and Purchase of the UK reinsurance Business of Arthur J. Gallagher (UK) dated 22 February, 2008 (“UK APA”) and such amount shall be added to the US Aggregate Seller Revenue determined in accordance with this Exhibit (together, the “Total Aggregate Seller Revenue”.) If the Total Aggregate Seller Revenue exceeds $29,300,000, then the excess amount is multiplied by 1.4. The resulting product plus any previously paid UK Contingent Purchase Price and US Contingent Purchase Price (“Potential Earn Out”), is compared to $15,700,000 (the “Cap”). If the Potential Earn Out exceeds the Cap, the Cap is the “Total Seller Contingent Purchase Price”; otherwise, the Potential Earn Out is the Total Seller Contingent Purchase Price. The Total Seller Contingent Purchase Price, less any previously paid UK Contingent Purchase Price and US Contingent Purchase Price, is paid to the Company and allocated to this Agreement and the UK APA by the respective ratios of US and UK Aggregate Seller Revenue and the Total Aggregate Seller Revenue.

2b. In the event Roberto Salmeron and Tomas Castro execute their offers of employment with Aon Re Limited, the following shall apply in lieu of paragraph 2a: UK Aggregate Seller Revenue shall be calculated pursuant to the provisions of Schedule 2 of the UK APA and such amount shall be added to the US Aggregate Seller Revenue determined in accordance with this Exhibit (together, the “Total Aggregate Seller Revenue”.) If the Total Aggregate Seller Revenue exceeds $30,500,000, then the excess amount is multiplied by 1.4. The resulting product plus any previously paid UK Contingent Purchase Price and US Contingent Purchase Price (“Potential Earn Out”), is compared to $14,500,000 (the “Cap”). If the Potential Earn Out exceeds the Cap, the Cap is the “Total Seller Contingent Purchase Price”; otherwise, the Potential Earn Out is the Total Seller Contingent Purchase Price. The Total Seller Contingent Purchase Price, less any previously paid UK Contingent Purchase Price and US Contingent Purchase Price, is paid to the Company and allocated to this Agreement and the UK APA by the respective ratios of US and UK Aggregate Seller Revenue and the Total Aggregate Seller Revenue.

3 The “Aggregate Seller Revenue” shall mean:

3.1 all sources of revenue will be given a unique identification number, which will enable Revenue attributed to sources of revenue to be separately reported via the Buyer’s accounting system, on a monthly basis;

3.2 for the purposes of this Exhibit A, “Revenue” shall mean the minimum and deposit premiums, bordereau reports and/or adjustment premiums attributable to the Treaties and Prospects on risks attaching on and after the Closing Date and before the first anniversary of the Closing Date (the “Contingent Purchase Price Period”), with installment premiums being booked in the period in which the installment is due to the reinsurer. The intention herein is that Seller shall be credited with eighteen (18) months of revenues in respect of any risk attaching in such twelve (12) month period,. As used herein, the term “risks attaching” shall mean policies of insurance issued or renewed during the relevant period; and

3.3 the Revenue attributable to the Treaties and Prospects may be adjusted in the event that a client is as at Closing a client of both the Seller and the Buyer. If a reinsurance program is devised for such client which is a combination of historic Seller and Buyer business, the proportion of the Revenue of the revised program which is attributed to the Seller for the purposes of this Exhibit A equal to the proportion of the aggregate Seller and Buyer revenues for risks attaching in the twelve (12) month period prior to Closing attributable to the Seller.

4. Within thirty (30) calendar days of the end of the Contingent Purchase Price Period, Buyer shall deliver to the Company a statement certified by Buyer setting forth Buyers’ calculation of the Contingent Purchase Price as of the end of the Contingent Purchase Price Period (the “Initial Contingent Purchase Price”). Within thirty (30) days following the end of the thirtieth (30th) month following the Closing Date, Buyer shall deliver to the Company a further statement certified by the Buyer setting forth the Buyer’s calculation of the entire US Contingent Purchase Price. In each case, Buyer shall deliver to the Company sufficient backup materials and schedules to reasonably demonstrate how Buyer arrived at the calculation.

5. The Company will be entitled to reasonable access during normal business hours to the relevant records and working papers of the Buyer to aid in a review of the Initial Contingent Purchase Price calculation. Such calculation will be deemed to be accepted by the Company and shall be conclusive for purposes of determining the Initial Contingent Purchase Price except to the extent, if any, that the Company shall have delivered within 30 business days after the date on which the calculation is delivered to the Company, a written notice stating in reasonable detail each item to which the Company takes exception. If a change proposed by the Company is disputed by the Buyer, including any dispute relating to differences in the calculation based on revenue earned versus revenue placed, then the Company and Buyer shall negotiate in good faith to resolve such dispute with J. Patrick Gallagher and Paul Davies representing the Company and the Buyer, respectively, in such negotiations. In the event either Mr. Gallagher or Mr. Davies is no longer employed by the Company or Buyer, respectively, the Company or the Buyer, as the case may be, shall appoint a successor who is a senior officer of their respective parent companies. Any failure to resolve any dispute as set forth above shall be submitted to dispute resolution pursuant to the provisions of Section 11.20 herein.

6. Once the total Initial Contingent Purchase Price and the balance of the Contingent Purchase Price have been agreed in accordance with the provisions of this Exhibit A, such amounts shall be paid to the Company by the Buyer within five (5) business days .